Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF
7.0% CONVERTIBLE PERPETUAL PREFERRED STOCK
OF
ALLIS-CHALMERS ENERGY INC.

Allis-Chalmers Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), DOES HEREBY CERTIFY as follows:

FIRST: That the Board of Directors of the Company, at a duly convened meeting on August 12, 2010, duly adopted resolutions approving and adopting the amendments set forth below to the Certificate of Designations of 7.0% Convertible Perpetual Preferred Stock of the Company (the “Certificate of Designations”), and that such amendments have been approved and adopted by the requisite number of existing holders of the Common Stock and the 7.0% Convertible Perpetual Preferred Stock of the Company.

SECOND: That the amendments set forth below have been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the Certificate of Designations is hereby amended as follows:

A.	The last two sentences of Section 9 of the Certificate of Designations shall be deleted and replaced by the following:

“If the holders of the Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the holders of Preferred Stock shall have the same rights as the holders of the Common Stock with respect to any such election. The Corporation shall not become a party to any Transaction unless its terms are consistent with the foregoing.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Theodore F. Pound III, its General Counsel and Secretary, as of the 23rd day of February, 2011.

ALLIS-CHALMERS ENERGY INC.

By:	/s/ Theodore F. Pound III
	Name:	Theodore F. Pound III
	Title:	General Counsel and Secretary

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